Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Third Point Reinsurance Ltd. of our report dated March 5, 2020, except for the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is September 1, 2020, relating to the consolidated financial statements and financial statement schedules of Sirius International Insurance Group, Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
September 23, 2020